EXHIBIT 99.1

600 Travis Street Suite 5200 Houston, Texas 77002 Contact: Roland O. Burns Chief Financial Officer (972) 668-8811 Web site: www.boisdarcenergy.com
NEWS RELEASE

For Immediate Release
BOIS d’ARC ENERGY, INC. REPORTS
SECOND QUARTER 2005 FINANCIAL AND OPERATING RESULTS
HOUSTON, TEXAS, August 8, 2005 — Bois d’Arc Energy, Inc. (“Bois d’Arc” or the “Company”) (NYSE: BDE) today reported financial and operating results for the quarter and six months ended June 30, 2005. The Company was formed on July 16, 2004 by Comstock Resources, Inc. (NYSE: CRK) and Bois d’Arc Resources, Ltd. and its principals as a successor to the joint exploration venture between Comstock and Bois d’Arc which began operations in 1998. Financial results prior to July 16, 2004, represent the combined financial results of the predecessors to Bois d’Arc. On May 10, 2005, Bois d’Arc converted from a limited liability company to a corporation and changed its name to Bois d’Arc Energy, Inc. On May 11, 2005, Bois d’Arc closed its initial public offering of 13.5 million shares of its common stock and now trades under the symbol “BDE.”
Bois d’Arc’s net loss for the three months ended June 30, 2005 was $92.4 million or $1.62 per share. However, this amount includes the one time effect on income taxes of its conversion from a limited liability company to a corporation of $108.2 million. Excluding the conversion adjustment, Bois d’Arc reported net income of $15.8 million for the three months ended June 30, 2005 or $0.27 per diluted share. In the second quarter of 2005, Bois d’Arc’s oil and gas sales were $48.7 million as compared to $40.0 million for the three months ended June 30, 2004. Production in the second quarter of 2005 totaled 6.5 billion cubic feet equivalent of natural gas (“Bcfe”), an increase of 5% over production of 6.2 Bcfe for the same period in 2004. Prices realized by the Company during the second quarter averaged $7.05 per Mcf of natural gas and $49.63 per barrel of oil as compared to $6.59 per Mcf of natural gas and $37.60 per barrel of oil in 2004’s second quarter. Bois d’Arc generated $32.8 million of operating cash flow (before changes in working capital accounts) as compared to $28.9 million in the second quarter of 2004. EBITDAX or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses totaled $39.5 million in the second quarter of 2005 as compared to $31.7 million in the second quarter of 2004.
For the six months ended June 30, 2005, Bois d’Arc reported net income of $32.8 million or $0.60 per diluted share, excluding the one time effect on income taxes of its conversion from a limited liability company to a corporation of $108.2 million. Oil and gas sales for the first half of 2005 were $92.2 million as compared to $69.9 million for the six months ended June 30, 2004. Production in the first half of 2005 totaled 12.7 billion cubic feet equivalent of natural gas

(“Bcfe”), an increase of 13% over production of 11.2 Bcfe for the same period in 2004. Prices realized by the Company during the six months ended June 30, 2005 averaged $6.84 per Mcf of natural gas and $48.65 per barrel of oil as compared to $6.37 per Mcf of natural gas and $36.50 per barrel of oil in the same period in 2004. Bois d’Arc’s operating cash flow (before changes in working capital accounts) for the six months ended June 30, 2005, was $63.0 million as compared to $47.7 million in the same period in 2004. EBITDAX totaled $74.6 million in the first half as compared to $53.3 million in the first half of 2004.
Bois d’Arc announced the results to date of its 2005 drilling program. Bois d’Arc has drilled twelve offshore wells (10.2 net) in the Gulf of Mexico to date in 2005 with a 92% success rate. Five of the wells were exploratory and seven were developmental. All of the exploration wells were successful and six of the seven developmental wells were successful. The reserves added as a result of these eleven successful wells are expected to more than replace the Company’s 2005 estimated annual production. The results of the 2005 projects are as follows:
Ship Shoal 98 OCS-G 21652 #1 (77% working interest) — This development well was drilled to a depth of 12,650 feet targeting three sands that were productive in an offset well. The well encountered 56 net feet of pay in two of the three objective sands and was placed on production in the first quarter at a rate of 4.1 Mmcfe per day.
Ship Shoal 111 OCS-G 24924 #2 (100% working interest) — This exploratory well was drilled to test the “Laker” prospect. The well was drilled to a depth of 13,500 feet to test a seismic amplitude thought to contain two productive sands. After discovering the main objectives, the well was deepened to test additional potential objectives. The well encountered 70 net feet of pay in a total of four sands and was placed on production in July at a rate of 5.9 Mmcfe per day.
South Pelto 14 OCS-G 24975 #1 (75% working interest) — This exploratory well was drilled to a depth of 14,028 feet. The well encountered 27 net feet of pay in three separate commercial sands and was placed on production in April at a rate of 0.6 Mmcfe per day.
Ship Shoal 92 OCS-G 5541 #3 and #5 (100% working interest) — Two development wells were drilled to delineate the “Paddlefish” prospect. The first well encountered 121 net feet of pay in four sands. The second well was drilled to a depth of 11,246 feet. This well was designed to appraise and develop the northern extent of the “O” sand accumulation present in the No. 3 well. The well encountered net 29 feet of pay in the target sand. The Company expects to have these wells on production in September.
Bay Marchand 5 SL 18367 #1 (70% working interest) — This development well was drilled to a depth of 13,400 feet. The well was designed to provide a gas lift supply for the Bay Marchand field as well as to evaluate an untested fault block. The well encountered 77 net feet in the objective sand but did not find hydrocarbons in the lower zone. This well was placed on production in April at a rate of 0.9 Mmcfe per day.
Ship Shoal 97 OCS-G 24922 #1 (78% working interest) — This exploratory well was drilled to a depth of 15,832 feet to test the “Bethpage” prospect. This well was designed to test both a normally pressured amplitude and to test a deeper zone. The well encountered 30 feet of productive pay in the shallower zone. The Company expects to have this well on production in September.

South Pelto 5 OCS-G 12027 #10 (69% working interest) — This deep exploratory well was drilled to a depth of 15,700 feet and encountered 103 net feet of productive pay in a high quality sand package. This well is already hooked up to existing infrastructure, as it was sidetracked out of an existing well bore, and was placed on production in May at a rate of 7.1 Mmcfe per day.
Ship Shoal 118 OCS-G-00068 #6 (100% working interest) — This unsuccessful development well drilled in the Ship Shoal 113 unit to a depth of 8,509 feet failed to encounter the targeted sands.
Ship Shoal 98 OCS-G-21652 #2 (76% working interest) — This exploratory well was drilled to a depth of 12,083 to test the “Interlachen” prospect which targeted three amplitudes related objectives. The well discovered four commercial reservoirs with 55 net feet of pay sand. The well is expected to be tied into an existing production facility at Ship Shoal 110 in September.
Ship Shoal 99 OCS-G-13912 #A1 (77% working interest) — This development well was drilled to a depth of 12,800 feet. The well was successful and encountered 54 feet of production pay in four reservoirs. The well is already hooked up to existing infrastructure and expected to begin production this month.
Main Pass S.L.4708 #16 (94% working interest) — This successful development well was designed to provide a gas supply for the May Pass 21 field infrastructure. The well encountered 46 feet of net productive pay in five reservoirs and was completed as a dual to produce oil and provide gas lift supply for the field. The well is expected to be producing in October.
Bois d’Arc is currently drilling two offshore wells. The OCS-G 22738 #1 at South Timbalier block 75 is currently drilling to test the Company’s “Doc Holiday” prospect and a second well is being drilled at Ship Shoal 111 to extend the “Laker” prospect discovery made earlier in the year.
In addition to the offshore wells drilled, the Company participated in drilling an exploratory well in Hidalgo County, Texas with a 20% working interest. The Kotara Aldridge #3 was drilled to a depth of 17,174 feet. The well is currently producing 1.7 Mmcfe per day.
Bois d’Arc has spent $78 million in the first six months on its exploration and development activities. During the second half of 2005, the Company expects to spend an additional $87 million on its exploration and development activities.
This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.
Bois d’Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico. The Company’s stock is traded on the New York Stock Exchange under the symbol “BDE”.

BOIS d’ARC ENERGY, INC.
OPERATING RESULTS
(In thousands, except per share amounts)

	Six Months Ended June 30,		Three Months Ended June 30,
	2005	2004	2005	2004
Oil and gas sales	$92,161	$69,943	$48,685	$40,035
Operating expenses:
Oil and gas operating	15,980	15,233	8,273	7,566
Exploration	7,690	2,676	4,554	243
Depreciation, depletion and amortization	24,606	22,831	12,785	12,844
General and administrative, net	4,387	1,450	2,360	783

Total operating expenses	52,663	42,190	27,972	21,436

Income from operations	39,498	27,753	20,713	18,599
Other income (expenses):
Other income	95	75	50	40
Interest expense	(2,749)	(4,453)	(981)	(2,295)
Loss on disposal of assets	(89)	—	(89)	—

Total other expenses	(2,743)	(4,378)	(1,020)	(2,255)

Income before income taxes	36,755	23,375	19,693	16,344
Provision for income taxes	(112,134)	—	(112,134)	—

Net income (loss)	$(75,379)	$23,375	$(92,441)	$16,344

Net loss per share:
Basic and diluted	$(1.41)		$(1.62)

Weighted average common and common stock equivalent shares outstanding:
Basic	53,315		57,118

Diluted	54,997		58,857

Pro forma computation related to conversion to C corporation for income tax purposes:
Income before income taxes	$36,755	$23,375	$19,693	$16,344
Pro forma income tax provision	(13,386)	(8,663)	(7,152)	(5,727)

Pro forma net income	$23,369	$14,712	$12,541	$10,617

Pro forma net income per share:
Basic	$0.44		$0.22

Diluted	$0.42		$0.21

Weighted average common and common stock equivalent shares outstanding:
Basic	53,315		57,118

Diluted	54,997		58,857

BOIS d’ARC ENERGY, INC.
OPERATING RESULTS
(In thousands, except per share amounts)

	Six Months Ended June 30,		Three Months Ended June 30,
	2005	2004	2005	2004
Cash flow from operations:
Net cash provided by operating activities	$67,822	$50,590	$44,494	$27,431
Increase (decrease) in accounts receivable	17,194	8,659	13,082	8,719
Increase (decrease) in other current assets	2,191	199	2,101	572
Decrease (increase) in accounts payable and accrued expenses	(24,186)	(11,715)	(26,896)	(7,809)

Cash flow from operations	$63,021	$47,733	$32,781	$28,913

EBITDAX:
Net income	$(75,379)	$23,375	$(92,441)	$16,344
Interest expense	2,749	4,453	981	2,295
Loss on disposal of assets, net	89	—	89	—
Income tax expense	112,134	—	112,134	—
Depreciation, depletion and amortization	24,606	22,831	12,785	12,844
Stock-based compensation	2,745	—	1,388	—
Exploration expense	7,690	2,676	4,554	243

EBITDAX	$74,634	$53,335	$39,490	$31,726

	As of	As of
	June 30,	December 31
	2005	2004
Balance Sheet Data:
Current assets	$40,464	$18,590
Property and equipment, net	560,289	511,477
Other	844	516

Total assets	$601,597	$530,583

Current liabilities	56,459	34,779
Payable to Comstock Resources	—	148,066
Deferred income taxes	110,954	—
Long-term debt	11,000	—
Other	30,575	28,253
Stockholders’ equity	392,609	319,485

Total liabilities and stockholders’ equity	$601,597	$530,583

BOIS d’ARC ENERGY, INC.
CONSOLIDATED OPERATING RESULTS
(In thousands, except per unit amounts)

	For the Three Months ended
	June 30, 2005	June 30, 2004
Oil production (thousand barrels)	361	471
Gas production (million cubic feet — Mmcf)	4,362	3,389
Total production (Mmcfe)	6,527	6,214

Oil sales	$17,912	$17,698
Gas sales	30,773	22,337

Total oil and gas sales	$48,685	$40,035

Average oil price (per barrel)	$49.63	$37.60
Average gas price (per thousand cubic feet — Mcf)	$7.05	$6.59
Average price (per Mcf equivalent)	$7.46	$6.44
Lifting cost	$8,273	$7,566
Lifting cost (per Mcf equivalent)	$1.27	$1.22

Acquisition, development and exploration expenditures	$37,621	$43,916

	For the Six Months ended
	June 30, 2005	June 30, 2004
Oil production (thousand barrels)	711	825
Gas production (million cubic feet — Mmcf)	8,413	6,246
Total production (Mmcfe)	12,682	11,199

Oil sales	$34,610	$30,127
Gas sales	57,551	39,816

Total oil and gas sales	$92,161	$69,943

Average oil price (per barrel)	$48.65	$36.50
Average gas price (per thousand cubic feet — Mcf)	$6.84	$6.37
Average price (per Mcf equivalent)	$7.27	$6.25
Lifting cost	$15,980	$15,233
Lifting cost (per Mcf equivalent)	$1.26	$1.36

Acquisition, development and exploration expenditures	$78,409	$84,416